Exhibit 10.31

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 5,  2018 (the “Effective Date”), by and between Ocular Therapeutix, Inc., a Delaware corporation (the “Company”), and Kevin Hanley (“Executive”).  In consideration of the mutual covenants contained in this Agreement, the Company and Executive agree as follows:

1.         Employment.  The Company agrees to employ Executive and Executive agrees to be employed by the Company on the terms and conditions set forth in this Agreement.

(a)        Capacity.  Executive shall serve the Company as Senior Vice President, Technical Operations reporting to the Company’s Chief Executive Officer (the “CEO”).  During the Term (as defined below) of Executive’s employment with the Company, Executive shall, subject to the direction of the CEO, have the responsibilities, duties and authority commensurate with the position of Senior Vice President, Technical Operations and shall perform such other duties as may from time to time be assigned to him by the Company.  The Company may change Executive’s position, duties, and work location as it deems necessary.

(b)        Devotion of Duties; Representations.  During the Term of Executive’s employment with the Company,  Executive shall devote 100% of his best efforts and full business time and energies to the business and affairs of the Company, and shall endeavor to perform the duties and services contemplated hereunder to the reasonable satisfaction of the Company.  During the Term of Executive’s employment with the Company,  Executive shall not, without the prior written approval of the Company (by action of the Company’s Board of Directors (the “Board”)), undertake any other employment from any person or entity or serve as a director of any other company; provided, however, that (i) the Company will entertain requests as to such other employment or directorships in good faith and (ii) Executive will be eligible to participate in any policy relating to outside activities that is applicable to the senior executives of the Company and approved by the Board after the date hereof,  and provided further that in no event may any business activity be undertaken if it would (x) be in violation of any provision of this Agreement or other agreement between Executive and the Company, (y) interfere with the performance of Executive’s duties for the Company, or (z) present a conflict of interest with the Company’s  business interests.

2.         Term of Employment.

(a)        Executive’s employment hereunder shall begin on the Effective Date.  Executive’s employment hereunder shall be terminated upon the first to occur of the following:

(i)         Immediately upon Executive’s death;

(ii)       By the Company, by written notice to Executive effective as of the date of such notice (or on such other date as specified in such notice):

(A)       Following the Disability of Executive.  “Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  Such incapacity shall be determined by a physician chosen by the Company and reasonably satisfactory to Executive (or Executive’s legal representative) upon examination requested by the Company (to which Executive hereby agrees to submit). Notwithstanding the foregoing, such Disability must result in Executive becoming “Disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder.  (In this Agreement we refer to Section 409A of the Code and any guidance issued thereunder as “Section 409A.”)

(B)       For Cause (as defined below); or

(C)       Subject to Section 4 hereof, without Cause;

(iii)      By Executive:

(A)       At any time by written notice to the Company, effective thirty (30) days after the date of such notice; or

(B)       By written notice to the Company for Good Reason (as defined below), effective on the date specified in such notice.

The term of Executive’s employment by the Company under this Agreement is referred to herein as the “Term.”

(b)        Definition of “Cause”.  For purposes of this Agreement, “Cause” shall, pursuant to the reasonable good faith determination by the Company as documented in writing, include: (i) the willful and continued failure by Executive to substantially perform Executive’s material duties or responsibilities under this Agreement (other than such a failure as a result of Disability); (ii) any action or omission by Executive involving willful misconduct or gross negligence with regard to the Company, which has a detrimental effect on the Company; (iii) Executive’s conviction of a felony, either in connection with the performance of Executive’s obligations to the Company or which otherwise shall adversely affect Executive’s ability to perform such obligations or shall materially adversely affect the business activities, reputation, goodwill or image of the Company; (iv) the material breach of a fiduciary duty to the Company; or (v) the material breach by Executive of any of the provisions of this Agreement, provided that any breach of Executive’s obligations with respect to Sections 5 or 6 of this Agreement, subject to the cure provision in the next sentence, shall be deemed “material.”  In respect of the events described in clauses (i) and (v) above, the Company shall give Executive notice of the failure of performance or breach, reasonable as to time, place and manner in the circumstances, and a 30-day opportunity to cure, provided that such failure of performance or breach is reasonably amenable to cure as determined by the Company in its sole discretion.

(c)        Definition of “Good Reason”.  For purposes of this Agreement, a “Good Reason” shall mean any of the following, unless (i) the basis for such Good Reason is cured within a reasonable period of time (determined in the light of the cure appropriate to the basis of such Good Reason, but in no event less than thirty (30) nor more than ninety (90) days) after the Company receives written notice (which must be received from Executive within ninety (90) days of the initial existence of the condition giving rise to such Good Reason) specifying the basis for such Good Reason or (ii) Executive has consented to the condition that would otherwise be a basis for Good Reason:

(i)         A change in the principal location at which Executive provides services to the Company to a location more than fifty (50) miles from such principal location (which change, the Company has reasonably determined as of the date hereof, would constitute a material change in the geographic location at which Executive provides services to the Company), provided that such a relocation shall not be deemed to occur under circumstances where Executive’s responsibilities require him to work at a location other than the corporate headquarters for a reasonable period of time;

(ii)       A material adverse change by the Company in Executive’s duties, authority or responsibilities which causes Executive’s position with the Company to become of materially less responsibility or authority than Executive’s position immediately following the Effective Date;

(iii)      A material reduction in Executive’s base salary;

(iv)       A material breach of this Agreement by the Company which has not been cured within thirty (30) days after written notice thereof by Executive; or

(v)        Failure to obtain the assumption (assignment) of this Agreement by any successor to the Company.

(d)         Definition of “Corporate Change”.  For purposes of this Agreement, “Corporate Change” shall mean any circumstance in which (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary or affiliate of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iii) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934 (excluding, for this purpose, the Company or any subsidiary, or any employee benefit plan of the Company or any subsidiary, or any “group” in which all or substantially all of its members or its members’ affiliates are individuals or entities who are or were beneficial owners of the Company’s outstanding shares prior to the initial public offering of the Company’s common stock), acquires or gains ownership or control (including, without limitations, powers to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors of the Company.  Notwithstanding the foregoing, a “Corporate Change” shall not occur as a result of a merger, consolidation, reorganization or restructuring after which either (1) a majority of the Board of Directors of the controlling entity consists of persons who were directors of the Company prior to the merger, consolidation, reorganization or restructuring or (2) all or substantially all of the individuals or entities who were the beneficial owners of the Company’s outstanding shares immediately prior to such merger, consolidation, reorganization or restructuring beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in substantially the same proportions as their ownership of the Company’s outstanding shares immediately prior to the merger, consolidation, reorganization or restructuring.  Notwithstanding the foregoing, for any payments or benefits hereunder (including pursuant to Section 4(b)(iii) hereof) or pursuant to any other agreement between the Company and Executive, in either case that are subject to Section 409A, the Corporate Change must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

3.         Compensation.

(a)        Base Salary.  Executive’s minimum base salary during the Term shall be at the rate of $335,000 per year.  Executive’s base salary shall be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, less any amounts required to be withheld under applicable law.  The base salary will be subject to adjustment from time to time in the sole discretion of the Company; provided that, the Company covenants that (A) during the first twelve months of Executive’s employment, it shall not reduce Executive’s base salary and (B) following such twelve month period,  it shall not reduce the base salary below the base salary then in effect immediately prior to the reduction unless (i) Executive consents to such reduction, or (ii) the reduction is in connection with a general reduction of not more than 20% in compensation of senior executives of the Company generally that occurs prior to the effective date of any Corporate Change.

(b)        Bonus.  In addition to the base salary, the Company may pay Executive an annual bonus (the “Bonus”) as determined by the Board, solely in its discretion (it being understood that Executive’s target annual bonus shall be 35% of Executive’s base salary in effect for such year, but may be higher or lower in any year in the Board’s discretion).  The Board’s decision to issue a Bonus to Executive in any particular year shall have no effect on the absolute discretion of the Board to grant or not to grant a  Bonus in subsequent years.  Executive must be an active employee of the Company on December 31 of any calendar year in order to be eligible for and to earn any Bonus for that year.  Any Bonus for a particular year shall be paid or provided to Executive in a lump sum no later than March 15th of the calendar year following the calendar year in which the Bonus was earned.  For the avoidance of doubt, Executive will first be eligible for the Bonus in 2018, and will not be eligible to receive or earn any Bonus for the 2017 calendar year.

(c)        Stock Option Grant. Subject to approval by the Board, the Company will grant to Executive an option to purchase 125,000 shares of the Company’s common stock (the “Option”). The Option is subject to adjustment for stock splits, combinations or other recapitalizations. The exercise price per share of the Option shall be equal to the last reported sale price per share of the common stock on the NASDAQ stock exchange on the effective date of grant of the Option approved by the Board. The Option shall be issued pursuant to the Company’s 2014 Equity Incentive Plan, as it may be amended from time to time, and will be subject to all of the terms and conditions set forth in such plan and the Stock Option Agreement covering the Option.

(d)        Vacation.  Executive shall be entitled to take 20 days of paid vacation during each year of the Term to be taken at such time or times as shall be mutually convenient and consistent with his duties and obligations to the Company.  The number of vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month.  Vacation is at all times subject to the Company’s  Time-Off Policy, which the Company may change periodically in its sole discretion.

(e)        Fringe Benefits.  Executive shall be entitled to participate in any employee benefit plans that the Company makes available to its executives (including, without limitation, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”), provided that the Fringe Benefits shall not include any stock option or similar plans relating to the grant of equity securities of the Company.  These benefits may be modified or changed from time to time at the sole discretion of the Company.  Where a particular benefit is subject to a formal plan (for example, medical or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document, and eligibility to participate in such plan(s) may be dependent upon, among other things, a physical examination.

(f)        Reimbursement of Expenses.  Executive shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by him in furtherance of the Company’s business in accordance with reasonable policies adopted from time to time by the Company for senior executives, subject to Section 4(d)(v).

4.         Severance Compensation.

(a)        In the event of any termination of Executive’s employment for any reason, the Company shall pay Executive (or Executive’s estate) such portions of Executive’s base salary as have accrued prior to such termination and have not yet been paid, together with (i) amounts for accrued unused vacation days (as provided above), (ii) any amounts for expense reimbursement which have been properly incurred or the Company has become obligated to pay prior to termination and have not been paid as of the date of such termination and (iii) the amount of any Bonus previously granted to Executive by the Board but not yet paid, which amount shall not include any pro rata portion of any Bonus which would have been earned if such termination had not occurred (the “Accrued Obligations”).  Such Accrued Obligations shall be paid as soon as possible after termination, and in any event in accordance with applicable law.

(b)        In the event that Executive’s employment hereunder is terminated (i) by Executive for a Good Reason or (ii) by the Company without Cause, the Company shall pay to Executive the Accrued Obligations.  In addition, the Company shall pay to Executive the severance benefits set forth below for twelve (12) months, or for eighteen (18) months if such termination occurs during the twelve (12) month period following a Corporate Change (the “Protected Period”), following Executive’s termination of employment (as applicable, the “Severance Period”).  The receipt of any severance benefits provided in this Section shall be dependent upon Executive’s execution and, to the extent applicable, nonrevocation of a standard separation and general release of claims agreement, substantially in the form attached hereto as Exhibit A (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following Executive’s termination of employment.  The severance benefits shall be paid or commence, as applicable, on the first payroll period following the date the Release becomes effective (the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following Executive’s termination occurs in the calendar year following the date on which Executive’s employment terminates, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.

(i)         The Company shall continue to pay Executive his base salary for the Severance Period in accordance with the Company’s payroll practice, beginning on the Payment Date.  Notwithstanding the foregoing, if Executive’s termination of employment occurs during the Protected Period, the Company shall pay Executive his base salary for the Severance Period in a lump sum on the Payment Date.

(ii)       Only if Executive’s employment is terminated (A) by Executive for a Good Reason or (B) by the Company without Cause, in each case during the Protected Period, the Company shall pay Executive an amount equal to one and one-half times his target annual bonus, described in Section 3(b) hereof, for the year in which the termination of employment occurs, which total amount shall be payable in a lump sum on the Payment Date.

(iii)      Only if Executive’s employment is terminated (A) by Executive for a Good Reason or (B) by the Company without Cause, in each case during the Protected Period, one hundred percent (100%) of Executive’s outstanding unvested equity awards granted under the Company’s equity and long-term incentive plan(s) prior to his termination shall vest immediately.

(iv)       The Company shall continue to provide Executive and his then-enrolled eligible dependents with group health insurance and shall continue to pay the amount of the premium as in effect on the date of such termination for the Severance Period commencing on the effective date of such termination, subject to applicable law and the terms of the respective policies; provided that the Company’s obligation to provide the benefits contemplated herein shall terminate upon Executive’s becoming eligible for coverage under the medical benefits program of a subsequent employer.  The foregoing shall not be construed to extend any period of continuation coverage (e.g., COBRA) required by Federal law.

(c)        In the event that Executive’s employment hereunder is terminated (i) by Executive for other than a Good Reason, or (ii) by the Company for Cause, or (iii) as a result of Executive’s death or Disability, then the Company will pay to Executive the Accrued Obligations.  The Company shall have no obligation to pay Executive (or Executive’s estate) any other compensation following such termination except as provided in Section 4(a).

(d)        Compliance with Section 409A.  Subject to the provisions in this Section 4(d), any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Executive’s employment.  The following rules shall apply with respect to the distribution of the severance payments and benefits, if any, to be provided to Executive under this Agreement:

(i)         It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)       If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(iii)      If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

(A)       Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and such payments and benefits shall be paid or provided on the dates and terms set forth in this Agreement; and

(B)       Each installment of the severance payments and benefits due this Agreement that is not described in Section 4(d)(iii)(A) above and that would, absent this subsection (B), be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

(iv)       The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 4(d)(iv), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(v)        All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Sections 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(vi)       Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

(e)        Modified Section 280G Cutback.

(i)         Notwithstanding any other provision of this Agreement, except as set forth in Section 4(e)(ii), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to Executive a portion of any “Contingent Compensation Payments” (as defined below) that Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for Executive.  For purposes of this Section 4(e), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(ii)       Notwithstanding the provisions of Section 4(e)(i), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2)  100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including federal and state income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 4(e)(ii) shall be referred to as a “Section 4(e)(ii) Override.”  For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any

Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(iii)      For purposes of this Section 4(e) the following terms shall have the following respective meanings:

(1)        “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(2)        “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(iv)       Any payments or other benefits otherwise due to Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4(e)(iv).  Within 30 days after each date on which Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 4(e)(ii) Override is applicable.  Within 30 days after delivery of such notice to Executive, Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 4(e)(ii) Override is applicable.  In the event that Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final.  If Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Potential Payments to Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, Executive and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the greater Boston, Massachusetts area, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three business days following delivery to the Company of the Executive Response, make to Executive those Potential Payments as to which there is no dispute between the Company and Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.

 (v)       The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payments with a lower Contingent Compensation Payment Ratio.  The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by Executive in respect of the applicable Contingent Compensation Payment.  For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).

(vi)       The provisions of this Section 4(e) are intended to apply to any and all payments or benefits available to Executive under this Agreement or any other agreement or plan of the Company under which Executive receives Contingent Compensation Payments.

5.         Employee Covenants.

(a)        Confidential Information.  Executive recognizes and acknowledges the competitive and proprietary aspects of the business of the Company, and that as a result of Executive’s employment, Executive recognizes and acknowledges that he has had and will continue to have access to, and has been and will continue to be involved in the development of, Confidential Information (as defined below) of the Company.  As used herein, “Confidential Information” shall mean and include trade secrets, knowledge and other confidential information of the Company, which Executive has acquired, no matter from whom or on what matter such knowledge or information may have been acquired, heretofore or hereafter, concerning the content and details of the business of the Company, and which is not known to the general public, including but not limited to: confidential and proprietary information supplied to

Executive with the legend “Confidential and Proprietary,” or equivalent, the Company’s marketing and customer support strategies, suppliers and customers, marketing and selling, business plans, licenses, the Company’s financial information, including sales, costs, profits, prices, pricing methods, budgets and unpublished financial statements, the Company’s internal organization, employee information obtained pursuant to Executive’s duties and responsibilities, information regarding the skills and compensation of other employees of the Company obtained pursuant to Executive’s duties and responsibilities and customer lists, the Company’s technology, including products, discoveries, inventions, research, experimental and development efforts, clinical studies, processes, hardware/software design and maintenance tools, samples, media and/or molecular structures (and procedures and formulations for producing any such samples, media and/or molecular structures), formulas, methods, know-how and show-how, designs, prototypes, plans for research and new products, and all derivatives, improvements and enhancements of any of the above and information of third parties as to which the Company has an obligation of confidentiality.

(i)         For as long as Executive is employed and at all times thereafter, Executive shall not, directly or indirectly, communicate, disclose or divulge to any person or entity, or use for Executive’s own benefit or the benefit of any person (other than the Company), any Confidential Information, except as permitted in subparagraph (iii) below.  Upon termination of Executive’s employment, or at any other time at the request of the Company, Executive agrees to deliver promptly to the Company all Confidential Information, including, but not limited to, customer and supplier lists, files and records, in Executive’s possession or under Executive’s control.  Executive further agrees that he will not make or retain any copies of any of the foregoing and will so represent to the Company upon termination of Executive’s employment.

(ii)       Executive shall disclose immediately to the Company any trade secrets or other Confidential Information conceived or developed by Executive at any time during Executive’s employment.  Executive hereby assigns and agrees to assign to the Company Executive’s entire right, title and interest in and to all Confidential Information.  Such assignment shall include, without limitation, the rights to obtain patent or copyright protection thereon in the United States and foreign countries.  Executive agrees to provide all reasonable assistance to enable the Company to prepare and prosecute any application before any governmental agency for patent or copyright protection or any similar application with respect to any Confidential Information.  Executive further agrees to execute all documents and assignments and to make all oaths necessary to vest ownership of such intellectual property rights in the Company, as the Company may request.  These obligations shall apply whether or not the subject thereof was conceived or developed at the suggestion of the Company, and whether or not developed during regular hours of work or while on the premises of the Company.

(iii)      Except as set forth below, Executive shall at all times, both during and after termination of this Agreement by either Executive or the Company, maintain in confidence and shall not, without prior written consent of the Company, use, except in the course of performance of Executive’s duties for the Company or as required by legal process (provided that Executive will promptly notify the Company of such legal process except with respect to any confidential government investigation), disclose or give to others any Confidential Information.  In the event Executive is questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any such information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, Executive will promptly notify the Company. Notwithstanding the foregoing, however, nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Employee obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(b)        Non-Competition and Non-Solicitation.  Executive recognizes that the Company is engaged in a competitive business and that the Company has a legitimate interest in protecting its trade secrets, confidential business information, and customer, business development partner, licensee, supplier, and credit and/or financial relationships.  Accordingly, in exchange for valuable consideration, including without limitation Executive’s access to confidential business information and continued at-will employment, Executive agrees that, during the term hereof and for a period of twelve (12) months thereafter, Executive shall not:

(i)         directly or indirectly, whether for himself or for any other person or entity, and whether as a proprietor, principal, shareholder, partner, agent, employee, consultant, independent contractor, or in any other capacity whatsoever, undertake or have any interest in (other than the passive ownership of publicly registered securities representing an ownership interest of less than 1%), engage in or assume any role involving directly or indirectly any business activity which is directly or indirectly in competition with the products or services being developed, marketed, sold or otherwise provided by the Company or any other business in which the Company is engaged and for which Executive has rendered services while employed by the Company, or enter into any agreement to do any of the foregoing; or

(ii)       initiate contact with (including without limitation phone calls, press releases and the sending or delivering of announcements), or in any manner solicit, directly or indirectly, any customers, business development partners, licensors, licensees, or creditors (including institutional lenders, bonding companies and trade creditors) of the Company in an attempt to induce or motivate them either to discontinue or modify their then prevailing or future relationship with the Company or to transfer any of their business with the Company to any person or entity other than the Company; or

(iii)      initiate contact with, or in any manner solicit, directly or indirectly, any supplier of goods, services or materials to the Company in an attempt to induce or motivate them either to discontinue or modify their then prevailing or future relationship with the Company or to supply the same or similar inventory, goods, services or materials (except generally available inventory, goods, services or materials) to any person or entity other than the Company; or

(iv)       directly or indirectly recruit, solicit or otherwise induce or influence any employee or independent contractor of the Company to discontinue or modify his or her employment or engagement with the Company, or employ or contract with any such employee or contractor for the provision of services.

(c)        Definition of “Customer”.  The term “customer” or “customers” shall include any person or entity (a) that is a current customer of the Company, (b) that was a customer of the Company at any time during the preceding twenty-four (24) months or (c) to which the Company made a written presentation for the solicitation of business at any time during the preceding twenty-four (24) months.

(d)        Reasonableness of Restrictions.  Executive further recognizes and acknowledges that (i) the types of employment which are prohibited by this Section 5 are narrow and reasonable in relation to the skills which represent Executive’s principal salable asset both to the Company and to Executive’s other prospective employers, and (ii) the broad geographical scope of the provisions of this Section 5 is reasonable, legitimate and fair to Executive in light of the global nature of the Company’s business,  and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which Executive is qualified to earn Executive’s livelihood.

(e)        Remedies.  Executive acknowledges that a breach of this Section 5 will cause great and irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages.  Accordingly, Executive acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, in addition to money damages, costs and attorneys’ fees, and other legal or equitable remedies, and that the Company shall be entitled as a matter of course to an injunction pending trial, without the posting of bond or other security.  Any period of restriction set forth in this Section 5 shall be extended for a period of time equal to the duration of any breach or violation hereof.

(f)        Notification.  Any person employing Executive or evidencing any intention to employ Executive may be notified as to the existence and provisions of this Agreement.

(g)        Modification of Covenants; Enforceability.  In the event that any provision of this Section 5 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this section enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

(h)        Subsidiaries.  For purposes of Sections 5 and 6 of this Agreement, “Company” shall include all direct and indirect subsidiaries of the Company.  An entity shall be deemed to be a subsidiary of the Company if the Company directly or indirectly owns or controls 50% or more of the equity interest in such entity.

6.         Ownership of Ideas, Copyrights and Patents.

(a)        Property of the Company.  Executive agrees that all ideas, inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether patentable, copyrightable or not, which Executive may conceive, reduce to practice or develop, alone or in conjunction with another, or others, whether during or out of regular business hours, and whether at the request or upon the suggestion of the Company, or otherwise, in the course of performing services for the Company in any capacity, whether heretofore or hereafter, (collectively, “the Inventions”) are and shall be the sole and exclusive property of the Company, and that Executive shall not publish any of the Inventions without the prior written consent of the Company.  Executive hereby assigns to the Company all of Executive’s right, title and interest in and to all of the foregoing.  Executive further represents and agrees that to the best of Executive’s knowledge and belief none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation and that Executive will use his best efforts to prevent any such violation.

(b)        Cooperation.  At any time during or after the Term, Executive agrees that he will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, executing any lawful document (including, but not limited to, applications, assignments, oaths, declarations and affidavits) and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that any patent or other legal right so issued to Executive, personally, shall be assigned by Executive to the Company without charge by Executive.  Executive further designates the Company as his agent for, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of effecting the foregoing assignments from Executive to the Company.  Company will bear the reasonable expenses which it causes to be incurred in Executive’s assisting and cooperating hereunder.  Executive waives all claims to moral rights in any Inventions.

7.         Disclosure to Future Employers.  The Company may provide in its discretion, a copy of the covenants contained in Sections 5 and 6 of this Agreement to any business or enterprise which Executive may directly, or indirectly, own, manage, operate, finance, join, control or in which Executive participates in the ownership, management, operation, financing, or control, or with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

8.         Records.  Upon termination of Executive’s relationship with the Company, Executive shall deliver to the Company any property of the Company which may be in Executive’s possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

9.         Insurance.  The Company, in its sole discretion, may apply for and procure in its own name (whether or not for its own benefit) policies of insurance insuring Executive’s life.  Executive agrees to submit to reasonable medical or other examinations and to execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.  No adverse employment actions may be based upon the results of any such exam or the failure by the Company to obtain such insurance.

10.       No Conflicting Agreements.  Executive hereby represents and warrants that Executive has no commitments or obligations inconsistent with this Agreement.

11.       Conditions to Employment.  Notwithstanding anything to the contrary contained herein, this Agreement and Executive’s employment hereunder is subject to and conditioned on satisfactory background and reference checks, and Executive’s provision of proof of his right to work in the United States.

12.       General.

(a)        Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address as follows:

If to the Company:      Ocular Therapeutix, Inc.

15 Crosby Drive

Bedford, MA 01730
USA
Attention: Chief Executive Officer

Telephone: (781) 357-4000

With an email copy to: AMattessich@ocutx.com

If to Executive:           Kevin Hanley

101 Christian Way, North Andover, MA  01845

or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

(b)        Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)        Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)        Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e)        Assignment.  The Company shall assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved.  Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(f)        Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.  Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third‑party beneficiary of this Agreement.

(g)        Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h)        Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of The Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 12(a) hereof.  THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS HEREUNDER.

(i)         Severability.  The parties intend this Agreement to be enforced as written.  However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and Executive agrees that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-

penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(j)         Headings and Captions; Interpretation.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.  The provisions of the following Sections of this Agreement are in addition to, and do not limit, each other: Sections 6 and 5(a); Sections 7 and 5(g); Sections 12(k) and 5(f); and Sections 12(l) and 12(d).

(k)        Injunctive Relief.  Executive hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Section 5 or 6 of this Agreement will result in substantial, continuing and irreparable injury to the Company.  Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction.

(l)         No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(m)       Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n)        Survival.  The provisions of Sections 4, 5, 6, 7, 8, and 12 shall survive the termination of this Agreement and Executive’s employment hereunder in accordance with their terms.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Ocular Therapeutix, Inc.

/s/ Antony Mattessich
Name: Antony Mattessich
Title: President and Chief Executive Officer

Agreed and Accepted

/s/ Kevin Hanley
Name: Kevin Hanley